Exhibit 99.1

FOR IMMEDIATE RELEASE:
William Livermore
Public Relations
917-620-0774
William.livermore@cannlabs.com
www.cannlabs.com

Mark Mirken Resumes Role As CEO of CannLabs

DENVER, CO October 6, 2015 The Board of Directors of CannLabs, Inc. (OTC Pink CANL) the leading provider of proprietary, cloud-based analytics and scientific testing methodologies relating to cannabis, announced today that Vice Chairman Mark Mirken has rejoined the company as Chief Executive Officer. He has also been elected Chairman of the Board of Directors, replacing Mark Rogers who has stepped down from the Board of Directors. Mr. Mirken is a highly accomplished marijuana industry executive, who served as CEO of CannLabs until earlier this year. In April, Mirken assumed a consulting role in order to focus on strategic partnerships and new business development as well as serving as Vice Chairman of the CannLabs board.

Joseph Albaugh, of the Company's Board of Directors, said, "We are fortunate to have someone with Mark's proven experience and leadership abilities to take the reins at the Company at this important time. He is well-positioned to quickly analyze the situation CannLabs faces and take steps to improve the Company's performance."

Mr. Mirken added, "My plan is to immediately engage with the Company's customers, team members, vendors and shareholders, to understand their needs, views and insights. With that knowledge, I will work with the leadership team and the Board to develop and clearly articulate a game plan to establish a foundation for future success."

Mr. Albaugh added, "On behalf of the Board of Directors, we would like to thank Mark Rogers for his contributions while on the CannLabs board and wish him the best in his future endeavors."

3888 E. Mexico Avenue, Suite 202 | Denver, CO 80210 | 303.309.0105

ABOUT CANNLABS
CannLabs, Inc., is a respected authority and advisor to commercial, governmental and educational entities focused on the Cannabis industry. The company leverages its propriety scientific, testing processes, cloud-based business intelligence and data/analytics as well as consulting services to garner revenues from legalized Cannabis states and their constituents.

Through Carbon Bond Holdings Inc. and the state certified labs it has relationships with, CannLabs delivers best practices around products, services and business intelligence focused on the Cannabis industry.

CannLabs customers include states that currently have legalized medical or recreational Cannabis along with their associated growers, dispensaries, manufacturers of edibles, and residential consumers seeking information on cannabis.
For more information visit www.cannlabs.com.

Safe Harbor Statement
All statements herein other than statements of historical facts are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. Such statements are not guarantees of future performance and are subject to known and unknown risks and uncertainties that could cause our actual results to differ materially from those expressed or implied in such forward-looking statements. Such factors include, but are not limited to, our ability to raise additional capital, our limited operating history and revenue, our ability to attract and retain qualified personnel, our ability to develop new services, market acceptance of our services, legislative, regulatory and competitive developments in our industry, general economic conditions, as well as other factors set forth in our filings with the SEC.

CONTACT:
Company
William Livermore
Public Relations
917-620-0774
william.livermore@cannlabs.com
www.cannlabs.com

SOURCE: CannLabs, Inc.

3888 E. Mexico Avenue, Suite 202 | Denver, CO 80210 | 303.309.0105